Exhibit 10.8

Execution Version

OPERATION AND MANAGEMENT SERVICES AGREEMENT

OPERATION AND MANAGEMENT SERVICES AGREEMENT (“Agreement”) dated as of May 28, 2020, by and between Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), Summit Midstream GP LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”), Summit Midstream Holdings, LLC, a Delaware limited liability company and subsidiary of the Partnership (“Summit Holdings” and, together with the Partnership and the General Partner, the “Summit Entities”), and Summit Operating Services Company, LLC, a Delaware limited liability company and subsidiary of the Partnership (the “Operator”). Each of the Summit Entities and the Operator may be referred to herein individually as “Party” or collectively as “Parties.”

RECITALS

WHEREAS, Summit Holdings and its subsidiaries own or lease the Facilities defined and described below consisting of natural gas, crude oil and produced water gathering systems and related facilities and assets;

WHEREAS, the Partnership has completed that certain transaction (the “GP Buy-In Transaction”), under which it has acquired all of the outstanding membership interests of Summit Midstream Partners, LLC, a Delaware limited liability company (“Summit Investments”), which, through Summit Midstream Partners Holdings, LLC, a Delaware limited liability company, owns all of the membership interests in the General Partner;

WHEREAS, in connection with the closing of the GP Buy-In Transaction, the Operator has assumed the employer function from Summit Investments to conduct and support the operations of the Partnership (the “Employer Function Transfer”);

WHEREAS, in connection with the Employer Function Transfer, (i) the individuals who were employed by Summit Investments immediately prior to the closing of the GP Buy-In Transaction (the “Covered Employees”) have been transferred to the Operator, such that the Operator will be the employer of the Covered Employees as of the date of such transfer and thereafter, (ii) all benefit plans, agreements and similar arrangements of Summit Investments with respect to the Covered Employees (the “Benefit Plans”) have been transferred to the Operator, such that the Operator will be, as applicable, the plan sponsor, counterparty and plan administrator of the Benefit Plans, as of such time and for periods thereafter and (iii) all other operating assets and arrangements that were held by Summit Investments immediately prior to the closing of the GP Buy-In Transaction that related to the employment of the Covered Employees (the “Covered Property”) (e.g., all computers, office equipment and furniture, all office leasing agreements, all intercompany agreements and any similar assets or arrangements relating to the employment of the Covered Employees) have been transferred to the Operator, such that the Covered Property will be owned, held or otherwise assumed by the Operator as of the date of such transfer thereafter;

WHEREAS, the Summit Entities desire that the Operator perform the Services as defined and described below with respect to the Facilities, the Covered Employees and the Covered Property; and

WHEREAS, the Parties desire to set forth their respective rights and responsibilities with respect to (i) the operation, maintenance and management of the Facilities, (ii) certain general and administrative services and operation and management services to be performed by the Operator for and on behalf of the Partnership and the General Partner and the Partnership’s reimbursement obligations related thereto and (iii) the provision of the Services (as defined below), and other matters addressed herein;

NOW THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE 1

DESCRIPTION OF FACILITIES

1.1    Facilities Description. “Facilities” means all facilities, pipelines, compression, dehydration, processing plants, pumps, machinery, measurement equipment and all other appurtenances and equipment, accessions and improvements in respect of the foregoing, owned, leased or operated by Summit Holdings and its subsidiaries. In addition, if Summit Holdings or any of its subsidiaries acquire or construct assets after the date of this Agreement, the assets directly connected to and constructed to support the operation of the Facilities shall automatically become a part of the Facilities and shall be managed and operated by the Operator under this Agreement.

ARTICLE 2

PERFORMANCE OF SERVICES

2.1    Operator Duties and Authority. The Operator shall manage, subject to the terms of this Agreement and to the General Partner’s general directions, the operation, maintenance, repair, design, alteration and replacement of the Facilities and of the business processes associated with the Facilities as more particularly described below.

2.2    General and Administrative Services. The Operator shall provide, or cause to be provided (through contractors, subcontractors or affiliates), to the Partnership and the General Partner certain centralized corporate, general and administrative services, such as accounting, audit, billing, business development, corporate record keeping, treasury services, cash management and banking, real property/land, legal, engineering, planning, budgeting, geology/geophysics, investor relations, risk management, information technology, insurance administration and claims processing, regulatory compliance and government relations, tax, payroll, human resources and environmental, health and safety, including without limitation permit filing, support for permit filing and maintenance (collectively, the “G&A Services”). The Operator shall provide the Partnership and the General Partner with such G&A Services in a manner consistent in nature and quality to the services of such type previously provided by the General Partner in connection with its management of the Partnership prior to the Buy-In Transactions.

2.3    Operation and Management Services. The Operator shall provide, or cause to be provided (through contractors, subcontractors or affiliates), the following services relating to the Facilities (the “Operation Services” and together with the G&A Services, the “Services”):

(a)    The Operator shall conduct, or cause to be conducted, all operations with respect to the Facilities, and shall procure and furnish, or cause to be procured or furnished, all materials, equipment, services, supplies, and labor necessary for the operation and maintenance of the Facilities, engineering support for these activities, and related warehousing and security, including the following:

(1)	Maintain and operate flow and pressure control, monitoring, and over-pressure protection;

(2)	Maintain, repair, recondition, overhaul, and replace equipment, as needed, to keep the Facilities in good working order;

(3)	Operate the Facilities in a manner consistent with the standard of conduct set forth in Section 2.7; and

(4)	Conduct all other routine day-to-day operations of the Facilities.

(b)    The Operator shall provide, manage and conduct, or cause to be provided, managed and conducted, the business operations associated with the Facilities, including without limitation, the following:

(1)	Transportation and logistics, including commercial operations;

(2)	Commercial transportation marketing;

(3)	Contract administration;

(4)	Gas control;

(5)	Gas measurement;

(6)	GIS mapping;

(7)	Database mapping, reporting and maintenance;

(8)	Rights of way;

(9)	Materials management;

(10)	Integrity management;

(11)	Procurement;

(12)	Engineering support (including facility design and optimization); and

(13)	Such other general services related to the Facilities as the Parties may mutually agree from time to time.

(c)    The Operator shall coordinate and direct, or cause to be coordinated and directed, the activities of persons (including contractors, subcontractors, consultants, professionals, and service and other organizations) required by the Operator to perform its duties and responsibilities hereunder. Such persons may include the employees of the Operator, the Partnership or their respective affiliates, or the employees of one or more third persons.

2.4    Records. The Operator will maintain operations, maintenance, and inspection records, accounting records (kept in accordance with generally accepted accounting principles) and source documentation substantiating the Services provided under this Agreement, in compliance with the Subject Laws (as defined in Section 2.7(b) below) and the Operator’s policies and procedures. The Operator shall develop and maintain such records as are required by laws, regulations, codes, permits, or governmental agencies.

2.5    Outside Agency Requests and Other Notices. Should either Party receive notice of any governmental agency inspection or request for written comments concerning the Facilities, the Party receiving the notice will notify the other Party and permit the other Party’s representative to be present at all scheduled inspections and to review all correspondence to or from such governmental agency and to coordinate any necessary response. Each Party shall as soon as reasonably possible notify the other Party of the occurrence of any incident, accident, action, loss, or existence of any unsafe or other condition which involves or could involve personal injury or property damage or loss relating to the Facilities or Services. If notice is first given orally under this Section, the notifying Party shall provide written notice to the other Party as soon as reasonably possible.

2.6    Environmental Compliance. All operations conducted hereunder shall be in compliance with all environmental laws, rules and regulations of the United States of America and the states where the Facilities are situated.

2.7    Standard of Conduct of the Operator.

(a)    General Standard. The Operator shall perform the Services and carry out its responsibilities hereunder, and shall require all contractors, subcontractors and materialmen furnishing labor, material or services for the operation of the Facilities to carry out their responsibilities in accordance with workmanlike practices common in the natural gas, crude oil and produced water gathering pipeline businesses.

(b)    Compliance with Procedures and Laws. The Operator shall perform the Services under this Agreement in compliance with all laws, permits, rules, codes, ordinances, requirements and regulations of all federal, state or local agencies, court and/or other governmental bodies, which are applicable to: (1) the Operator’s business (2) any of the Facilities, and/or (3) the performance of Services or any other obligation of the Operator hereunder (collectively, the “Subject Laws”). The Operator shall also perform its Services for the Partnership in a manner consistent with the Partnership’s customer contracts.

ARTICLE 3

RELATIONSHIP OF PARTIES

3.1    Independent Contractor. The Operator is an independent contractor and shall perform the Services hereunder as an independent contractor. Nothing hereunder shall be construed as creating any other relationship between the Summit Entities and the Operator, including but not limited to a partnership, agency or fiduciary relationship, joint venture, limited liability company, association, or any other enterprise. No Party nor any of its employees shall be deemed to be an employee of the other Party.

3.2    Parties’ Right to Observe. The Summit Entities shall at all times have the right to observe and consult with the Operator in connection with the Operator’s performance of its obligations under this Agreement. Further, the Operator and the Summit Entities shall have the right to witness all audits or environmental assessments of the other to be performed on or in connection with the Facilities. The Summit Entities shall comply with all reasonable requirements of the Operator prior to such observation or witnessing, including but not limited to safety requirements.

ARTICLE 4

REIMBURSEMENT AND BILLING PROCEDURES

4.1    Reimbursement. Subject to and in accordance with the terms and provisions of this Article 4 and such reasonable allocation and other procedures as may be agreed upon by the Parties from time to time, the Partnership hereby agrees to reimburse Operator for all direct and indirect costs and expenses incurred by the Operator in connection with the provision of the Services to the Partnership and the General Partner, including the following:

(a)    any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership and the General Partner;

(b)    salaries and related benefits and expenses of personnel employed by the Operator who render Services to the Partnership and the General Partner, plus general and administrative expenses associated with such personnel; it being agreed, however, that such allocation shall not include any costs or expenses of the Partnership and the General Partner that are attributable to the Partnership and the General Partner’s long-term incentive programs;

(c)    any taxes or other direct operating expenses paid by the Operator for the benefit of the Summit Entities and the subsidiaries of Summit Holdings; and

(d)    all expenses and expenditures incurred by the Operator as a result of the Partnership’s continuing as a publicly traded entity, including costs associated with filings with the Securities and Exchange Commission, tax return and Form W-2 and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, annual meetings of unitholders, registrar and transfer agent fees, legal fees and independent director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the Operator consist of an allocated portion of costs and expenses incurred by the Operator for the benefit of the Summit Entities and the Operator, such allocation shall be made on a reasonable cost reimbursement basis as determined by the Operator.

4.2    Fee. In addition to the payment by the Partnership of the amounts described in Section 4.1, Operator and the Partnership agree that the Partnership shall pay to Operator an annual operating and management fee determined on an annual basis based on current market indicators and arms-length comparables.

4.3    Billing Procedures. The Partnership will reimburse the Operator for billed costs no later than the later of (a) the last day of the month following the performance month, or (b) thirty (30) business days following the date of the Operator’s billing to the Partnership. Billings and payments may be accomplished by inter-company accounting procedures and transfers. The Partnership shall have the right to review all source documentation concerning the liabilities, costs, and expenses upon reasonable notice and during regular business hours.

ARTICLE 5

TERMINATION

5.1    Termination. This Agreement may be terminated at any time by written notice from the Partnership or the Operator to the other Party. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, provided, however, that such termination shall not affect or excuse the performance of any party under the provisions of Article 6 which provisions shall survive the termination of this Agreement indefinitely.

ARTICLE 6

INDEMNITY

6.1    Indemnification Scope. IT IS IN THE BEST INTERESTS OF THE PARTIES THAT CERTAIN RISKS RELATING TO THE MATTERS GOVERNED BY THIS AGREEMENT SHOULD BE IDENTIFIED AND ALLOCATED AS BETWEEN THEM. IT IS THEREFORE THE INTENT AND PURPOSE OF THIS AGREEMENT TO PROVIDE FOR THE INDEMNITIES SET FORTH HEREIN TO THE MAXIMUM EXTENT ALLOWED BY LAW. ALL PROVISIONS OF THIS ARTICLE SHALL BE DEEMED CONSPICUOUS WHETHER OR NOT CAPITALIZED OR OTHERWISE EMPHASIZED.

6.2    Indemnified Persons. Wherever “Partnership”, “General Partner”, “Summit Holdings” or “Operator” appears as an Indemnitee in this Article, the term shall include that entity, its parents, subsidiaries, affiliates, partners, members, contractors and subcontractors at any tier, and the respective agents, officers, directors, employees, and representatives of the foregoing entities involved in actions or duties to act on behalf of the indemnified party. These groups will be the “Summit Entity Indemnitees” or the “Operator Indemnitees” as applicable, provided however, that the Summit Entity Indemnitees shall not include the Operator and the Operator Indemnitees shall not include the Summit Entities. “Third parties” shall not include any Summit Entity Indemnitees or Operator Indemnitees.

6.3    Indemnifications.

(a)    The Summit Entities shall release, defend, indemnify, and hold harmless the Operator Indemnitees from and against any and all claims, causes of action, demands, liabilities, losses, damages, fines, penalties, judgments, expenses and costs, including reasonable attorneys’ fees and costs of investigation and defense (each, a “Liability” and collectively, the “Liabilities”) (including, without limitation, any Liability for (1) damage, loss or destruction of the Facilities, (2) bodily injury, illness or death of any person, and (3) loss of or damage to equipment or property of any person) arising from or relating to the partnership’s or operator’s performance of this agreement, except to the extent such Liability is caused by the gross negligence or willful misconduct of the Operator Indemnitees.

(b)    The Operator shall release, defend, indemnify, and hold harmless the Summit Entity Indemnitees from and against any and all Liabilities (including, without limitation, any Liability for (1) damage, loss or destruction of the Facilities, (2) bodily injury, illness or death of any person and (3) loss of or damage to equipment or property of any person) arising from or relating to operator’s performance under this agreement to the extent such Liability is caused by the gross negligence or willful misconduct of the Operator Indemnitees.

6.4    Damages Limitations. Any and all damages recovered by any Party pursuant to this Article 6 or pursuant to any other provision of or actions or omissions under this Agreement shall be limited to actual damages. Consequential damages (including without limitation business interruptions and lost profits) and exemplary and punitive damages shall not be recoverable under any circumstances except to the extent those damages are included in third party claims for which a Party has agreed herein to indemnify another Party. Each Party acknowledges it is aware that it has potentially variable legal rights under common law and by statute to recover consequential, exemplary, and punitive damages under certain circumstances, and each Party nevertheless waives, releases, relinquishes, and surrenders rights to consequential punitive and exemplary damages to the fullest extent permitted by law with full knowledge and awareness of the consequences of the waiver regardless of the negligence or fault of any Party.

6.5    Defense of Claims. The indemnifying Parties shall defend, at each of their sole expense, any claim, demand, loss, liability, damage, or other cause of action within the scope of the indemnifying Parties’ indemnification obligations under this Agreement, provided that the indemnified Parties notify the indemnifying Parties promptly in writing of any claim, loss, liability, damage, or cause of action against the indemnified Parties and give the indemnifying Parties authority, information, and assistance at the reasonable expense of the indemnified Parties in defense of the matter. The indemnified Parties may be represented by their own counsel (at each indemnified Party’s sole expense) and may participate in any proceeding relating to a claim, loss, liability, damage, or cause of action in which the indemnified Parties or all Parties are defendants, provided however, the indemnifying Parties shall, at all times, control the defense and any appeal or settlement of any matter for which it has indemnification obligations under this Agreement so long as any such settlement includes an unconditional release of the indemnified Parties from all liability arising out of such claim, demand, loss, liability, damage, or other cause of action and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified Parties. Should the Parties be named as defendants in any third-party claim or cause of action arising out of or relating to the Facilities or Services, the Parties will cooperate with each other in the joint defense of their common interests to the extent permitted by law, and will enter into an agreement for joint defense of the action if the Parties mutually agree that the execution of the same would be beneficial.

ARTICLE 7

NOTICES

7.1    Each Party may give notices to the other Parties by first class mail postage prepaid, by overnight delivery service, or by facsimile with receipt confirmed at the following addresses or other addresses furnished by a Party by written notice. Any telephone numbers below are solely for information and are not for Agreement notices.

If to the Partnership to:

Summit Midstream Partners, LP

5910 North Central Expressway, Suite 350

Dallas, TX 75206

Attention: General Counsel

E-mail: [***]

If to the General Partner to:

Summit Midstream GP, LLC

910 Louisiana Street, Suite 4200

Houston, TX 77002

Attention: General Counsel

E-mail: [***]

If to Summit Holdings to:

Summit Midstream Holdings, LLC

910 Louisiana Street, Suite 4200

Houston, TX 77002

Attention: General Counsel

E-mail: [***]

If to the Operator to:

Summit Operating Services Company, LLC

910 Louisiana Street, Suite 4200

Houston, TX 77002

Attention: General Counsel

E-mail: [***]

ARTICLE 8

GENERAL

8.1    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed.

8.2    Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. Jurisdiction and venue shall be in the Court of Chancery of the State of Delaware, or the United States District Court for the District of Delaware.

8.3    Non-waiver of Future Default. No waiver of any Party of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other existing or future default or defaults, whether of a like or different character.

8.4    Audit and Maintenance of Records; Reporting. Notwithstanding the payment by the Partnership of any charges, the Partnership shall have the right to review and contest the charges. For a period of two years from the end of any calendar year, the Partnership shall have the right, upon reasonable notice and at reasonable times, to inspect and audit all the records, books, reports, data and processes related to the Services performed by the Operator to ensure the Operator’s compliance with the terms of this Agreement. If the information is confidential, the parties shall execute a mutually acceptable confidentiality agreement prior to such inspection or audit.

8.5    Entire Agreement; Amendments and Schedules. This Agreement constitutes the entire agreement concerning the subject matter between the Parties and shall be amended or waived only by an instrument in writing executed by both Parties. Any schedule, annex, or exhibit referenced in the text of this Agreement and attached hereto is by this reference made a part hereof for all purposes.

8.6    Force Majeure.

(a)    If either Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to make payments due, the obligations of that Party, so far as they are affected by force majeure, will be suspended during the continuance of any inability so caused, but for no longer period. The Party whose performance is affected by force majeure will provide notice to the other Party, which notice may initially be oral, followed by a written notification, and will use commercially reasonable efforts to resolve the event of force majeure to the extent reasonably possible.

(b)    “Force majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, pandemics, landslides, lightning, earthquakes, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, terrorist acts, fires, coal mining, oil and gas operations, timbering operations, explosions, breakage or accidents to machinery or lines of pipe; freezing of wells on lines of pipe; partial or entire failure of wells or sources of supply of gas; inability to obtain, or unavoidable delays in obtaining, at reasonable cost (unless prepaid by the Summit Entities)

servitudes, right of way grants, permits, governmental approvals or licenses, materials, equipment or supplies for constructing or maintaining facilities; and similar events or circumstances, not within the reasonable control of the Party claiming suspension and which by the exercise of reasonable diligence the Party is unable to prevent or overcome.

(c)    The settlement of strikes or lockouts will be entirely within the discretion of the Party having the difficulty, and settlement of strikes, lockouts, or other labor disturbances when that course is considered inadvisable is not required.

8.7    Counterpart Execution. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.

8.8    Third Parties. This Agreement is not intended to confer upon any person not a Party any rights or remedies hereunder, and no person other than the Parties is entitled to rely on or enforce any representation, warranty or covenant contained herein.

The Parties have caused this Agreement to be signed by their duly authorized representatives effective as of the date first written above.

SUMMIT OPERATING SERVICES COMPANY, LLC

By:	/s/ Brock M. Degeyter
Name:	Brock M. Degeyter
Title:	Executive Vice President, General Counsel and Chief Compliance Officer

SUMMIT MIDSTREAM PARTNERS, LP

By:	Summit Midstream GP, LLC, its general partner

	By:	/s/ Brock M. Degeyter
	Name:	Brock M. Degeyter
	Title:	Executive Vice President, General Counsel and Chief Compliance Officer

SUMMIT MIDSTREAM GP, LLC

By:	/s/ Brock M. Degeyter
Name:	Brock M. Degeyter
Title:	Executive Vice President, General Counsel and Chief Compliance Officer

SUMMIT MIDSTREAM HOLDINGS, LLC

By:	/s/ Brock M. Degeyter
Name:	Brock M. Degeyter
Title:	Executive Vice President, General Counsel and Chief Compliance Officer

Signature Page – Operation and Management Services Agreement